                                                                     Exhibit 10u

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                                CREDIT AGREEMENT

              $20,000,000 Working Capital Revolving Line of Credit

                    $5,000,000 Equipment Lease Line of Credit


                                 LTX CORPORATION



                            Dated as of June 30, 1997



                              --------------------









                                BANKBOSTON, N.A.

                               SILICON VALLEY BANK








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


                                TABLE OF CONTENTS

         Section                                                            Page
         -------                                                            ----

Recitals .................................................................    1

SECTION I DEFINITIONS.....................................................    1
    1.1    Definitions....................................................    1
    1.2    Accounting Terms...............................................   11

SECTION II DESCRIPTION OF CREDIT..........................................   11
    2.1    The Credits....................................................   11
    2.2    Notice and Manner of Borrowing of Loans........................   12
    2.3    Commitment Fee.................................................   14
    2.4    The Note.......................................................   14
    2.5    Interest Rates and Payments of Interest........................   15
    2.6    Certain Provisions Relating to LIBOR Pricing Option............   15
    2.7    Changes in Circumstances; Yield Protection.....................   16
    2.8    Capital Requirements...........................................   17
    2.9    Payments and Prepayments of the Loans..........................   18
    2.10   Method of Payment..............................................   18
    2.11   Overdue Payments...............................................   18
    2.12   Computation of Interest and Fees...............................   18
    2.13   Borrowing Base Reports.........................................   18
    2.14   Agent's Fee....................................................   19
    2.15   Field Audit Expenses...........................................   19

SECTION III CONDITIONS OF LOANS...........................................   19
    3.1    Conditions Precedent to Initial Loan...........................   19
    3.2    Conditions Precedent to all Loans..............................   20

SECTION IV REPRESENTATIONS AND WARRANTIES.................................   20
    4.1    Organization and Qualification.................................   20
    4.2    Corporate Authority............................................   21
    4.3    Valid Obligations..............................................   21
    4.4    Consents or Approvals..........................................   21
    4.5    Title to Properties; Absence of Encumbrances...................   21
    4.6    Financial Statements...........................................   21
    4.7    Changes........................................................   22
    4.8    Defaults.......................................................   22
    4.9    Taxes..........................................................   22
    4.10   Litigation.....................................................   22
    4.11   Use of Proceeds................................................   22
    4.12   Subsidiaries...................................................   23
    4.13   Investment Company Act.........................................   23
    4.14   Compliance with ERISA..........................................   23
    4.15   Environmental Matters..........................................   23

SECTION V AFFIRMATIVE COVENANTS............................................  25
    5.1    Financial Statements and other Reporting Requirements...........  25
    5.2    Conduct of Business.............................................  27
    5.3    Maintenance and Insurance.......................................  27
    5.4    Taxes...........................................................  27
    5.5    Inspection by the Agent.........................................  27
    5.6    Maintenance of Books and Records................................  28
    5.7    Bank Accounts...................................................  28
    5.8    Profitability...................................................  28

                                      (i)
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    5.9    Consolidated Quick Ratio........................................  28
    5.10   Consolidated Total Liabilities to Consolidated
             Tangible Net Worth Ratio......................................  28
    5.11   Trailing Consolidated Operating Cash Flow to Rolling
             Consolidated Total Debt Service...............................  28
    5.12   Further Assurances..............................................  29

SECTION VI NEGATIVE COVENANTS..............................................  29
    6.1    Indebtedness....................................................  29
    6.2    Contingent Liabilities..........................................  29
    6.3    Capital Leases..................................................  30
    6.4    Sale and Leaseback..............................................  30
    6.5    Encumbrances....................................................  30
    6.6    Merger; Consolidation; Sale or Lease of Assets..................  31
    6.7    Additional Stock Issuance.......................................  32
    6.8    Equity Distributions............................................  32
    6.9    Capital Expenditures............................................  32
    6.10   Investments.....................................................  32
    6.11   ERISA...........................................................  32
    6.12   Transactions with Affiliates....................................  32
    6.13   Amendment to Debt Documents.....................................  33

SECTION VII DEFAULTS.......................................................  33
    7.1    Events of Default...............................................  33
    7.2    Remedies........................................................  35
    7.3    Distribution of Proceeds........................................  35

SECTION VIII CONSENTS; AMENDMENTS; WAIVERS; REMEDIES.......................  36
    8.1    Consents; Amendments; Waivers; Remedies.........................  36

SECTION IX THE AGENT.......................................................  37
    9.1    Appointment of Agent............................................  37
    9.2    Exercise of Powers..............................................  37
    9.3    No Liability....................................................  37
    9.4    Responsibilities................................................  37
    9.5    Direction by Court..............................................  38
    9.6    Treatment of Payees.............................................  38
    9.7    Agent as Bank...................................................  38
    9.8    Sharing of Costs and Expenses...................................  38

SECTION X MISCELLANEOUS....................................................  39
    10.1   Notices.........................................................  39
    10.2   Expenses........................................................  40
    10.3   Set-Off.........................................................  40
    10.4   Term of Agreement...............................................  40
    10.5   No Waivers......................................................  40
    10.6   Governing Law...................................................  40
    10.7   Amendments......................................................  41
    10.8   Binding Effect of Agreement.....................................  41
    10.9   Counterparts....................................................  41
    10.10  Partial Invalidity..............................................  41
    10.11  Captions........................................................  41
    10.12  WAIVER OF JURY TRIAL............................................  41
    10.13  Entire Agreement................................................  41

EXECUTION..................................................................  43


                                      (ii)
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                                    EXHIBITS

EXHIBIT A   - Form of Promissory Note
EXHIBIT B   - Form of Notice of Borrowing
EXHIBIT C   - Form of Pricing Notice
EXHIBIT D   - Form of Borrowing Base Report
EXHIBIT E   - Indebtedness; Encumbrances
EXHIBIT F   - Litigation
EXHIBIT G   - Subsidiaries; stock etc.
EXHIBIT H   - Environmental Issues
EXHIBIT I   - Form of Report of Chief Financial Officer
EXHIBIT J   - Restricted Payments
EXHIBIT K   - Applicable LIBOR Rate



                                     (iii)

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                                CREDIT AGREEMENT


     This CREDIT AGREEMENT is made as of June 30, 1997, by and between LTX Corporation (the "Company"), a Massachusetts corporation having its chief executive office at 5 Rosemont Road, Westwood, Massachusetts and BankBoston, N.A. (the "BKB"), a national banking association, Silicon Valley Bank, a state commercial bank ("SVB") and BKB, as Agent (the "Agent").

                                    Recitals
                                    --------

     WHEREAS, the Company desires to establish a credit facility for working capital purposes and acquisition of equipment;

     WHEREAS, the Banks are willing to establish such credit facility on the terms and conditions set forth herein;

     NOW THEREFORE, for good and valuable consideration, the Company, the Banks and the Agent hereby agree as follows:

                                    SECTION I
                                    ---------

                                   DEFINITIONS
                                   -----------

     1.1  DEFINITIONS

     All capitalized terms used in this Agreement or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

     ACCOUNTS RECEIVABLE. All rights of the Company to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Company to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors.

     ADVANCE. Any loan or extension of credit from the Banks to the Company pursuant to this Agreement.

     AFFILIATE. Shall mean (a) any director or officer of the Company or its Subsidiaries and (b) any Person that controls, is controlled by or is under common control with the Company. For purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

     AGREEMENT. This Agreement, as it may be supplemented or amended from time to time.

     ALTERNATE BASE RATE. The higher of the Base Rate or the Federal Funds Effective Rate plus one-half percent (.5%).

     ANDO. Ando Electric Co., Ltd.

     APPLICABLE LIBOR RATE. The sum of the LIBOR Rate plus two percent (2.0%); provided, however, the Applicable LIBOR Rate shall change if the Company meets certain ratios of Trailing Consolidated Cash Flow to Rolling Consolidated Total Debt Service as set forth on EXHIBIT K hereto.

     APPROVED EQUIPMENT. Shall mean equipment to be used in the Company's business that

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the Agent in the exercise of its reasonable discretion has approved as acceptable for acquisition with Equipment Funds.

     AVAILABILITY. The sum of (i) the Borrowing Base, less (ii) any outstanding Revolving Loans.

     BANKS. BKB and SVB.

     BASE RATE. The rate of interest announced from time to time by the Agent at its head office in Boston, Massachusetts as its "Base Rate."

     BASE RATE LOAN. Any Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

     BORROWING BASE. An amount determined by reference to the most recent Borrowing Base Report delivered to the Agent pursuant to Section 2.13, which is equal to the sum of:

          (a)  80% of Domestic Eligible Accounts Receivable; PLUS

          (b)  50% of International Eligible Accounts Receivable;

provided, that the aggregate amount included in the Borrowing Base under clause
(b) of this definition shall not exceed 20% of the Borrowing Base at any time.

     BORROWING BASE REPORT. A Borrowing Base Report signed by the chief financial officer or corporate controller of the Company in substantially the form of EXHIBIT D hereto.

     BUSINESS DAY. Any day other than a Saturday, Sunday, legal holiday or other day on which banks in Boston, Massachusetts, are required or permitted by law to close.

     CLOSING DATE. The first date on which the conditions set forth in Section
3.1 have been satisfied.

     CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     COMMITMENT AMOUNT. Shall mean, as to each Bank, with respect to each Revolving Loan, an amount equal to the Maximum Revolving Credit TIMES such Bank's Commitment Percentage and with respect to each Equipment Funds, an amount equal to the Maximum Equipment Credit TIMES such Bank's Commitment Percentage.

     COMMITMENT PERCENTAGE. Shall mean as to each Bank the percentage figure set forth opposite such Bank's name below:

                                    BKB                       60%
                                    SVB                       40%

     COMPANY. See Preamble.

     CONSOLIDATED CURRENT LIABILITIES. At any date as of which the amount thereof shall be determined, all amounts that should, in accordance with generally accepted accounting principles, be included as current liabilities on the consolidated balance sheet of the Company and its Subsidiaries as at such date.

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

     CONSOLIDATED NET INCOME OR CONSOLIDATED NET DEFICIT. Shall mean the net income (or deficit) of the Borrower and its Subsidiaries, after taxes, determined in accordance with generally accepted accounting principles.

     CONSOLIDATED OPERATING CASH FLOW. Shall mean operating profit, plus depreciation, plus amortization, minus cash taxes, minus capital expenditures of the Borrower and its Subsidiaries, determined in accordance with generally accepted accounting principles, for the applicable quarter.

     CONSOLIDATED QUICK ASSETS. At any date as of which the amount thereof shall be determined, the consolidated cash and cash equivalents (as defined by generally accepted accounting principles) with maturities not to exceed 90 days and Accounts Receivable, of the Company and its Subsidiaries.

     CONSOLIDATED TANGIBLE NET WORTH. At any date as of which the amount thereof shall be determined, the consolidated total assets of the Company and its Subsidiaries (i) MINUS the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (c) all reserves not already deducted from assets, (d) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the financial statements referred to in Section 4.6 and (e) the value of any minority interests in Subsidiaries and (ii) minus Consolidated Total Liabilities.

     CONSOLIDATED TOTAL DEBT SERVICE. Shall mean the sum of (a) current maturities of long term outstanding indebtedness of the Borrower and its Subsidiaries, plus (b) current maturities of capitalized lease obligations of the Borrower and its Subsidiaries, determined in accordance with generally accepted accounting principles.

     CONSOLIDATED TOTAL LIABILITIES. At any date as of which the amount thereof shall be determined, all obligations that should, in accordance with generally accepted accounting principles consistently applied, be classified as liabilities on the consolidated balance sheet of the Company and its Subsidiaries, including in any event all Indebtedness.

     CONTROLLED GROUP. All trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     CREDIT PERIOD. The period beginning on the date of this Agreement and extending through and including the Termination Date or such earlier date on which the commitment to make Loans and provide Equipment Funds is terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.

     DEFAULT. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     DOLLARS. Lawful money of the United States of America.

     DOMESTIC ELIGIBLE ACCOUNTS RECEIVABLE. Eligible Accounts Receivable due and payable from account debtors located within the United States of America or its territories.

     ELIGIBLE ACCOUNTS RECEIVABLE. The aggregate of the unpaid portions of Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments of commissions payable to third parties that are adjustments to such Accounts Receivable) (a) that the Company reasonably and in good faith determines to be collectible; (b) that are with account debtors that (i) are not Affiliates of the Company, (ii) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction, (iii) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction except to the extent such Accounts Receivable are insured by credit insurance and (iv) are, in the Bank's reasonable judgment, creditworthy; (c) that are in payment of obligations that have been fully performed and, if subject to dispute, the Company has established appropriate reserves; (d) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those permitted under the Loan Documents; (e) that are not outstanding for more than ninety (90) days past the invoice date specified in the respective invoices therefor; (f) that are not due from any single account debtor if more than twenty percent (20%) of the aggregate amount of all Accounts Receivable owing from such account debtor would otherwise not be Eligible Accounts Receivable; and (g) that are payable in Dollars.

     ENCUMBRANCES. See Section 6.5.

     ENVIRONMENTAL LAWS. Any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, and policies or common law (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over the Company or any of its Subsidiaries and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

     EQUIPMENT FUNDS. Funds made available by the Banks pursuant to Section 2.1(b) hereof.

     EQUIPMENT LEASE DOCUMENTS. Shall have the meaning set forth in Section 2.1(b).

     ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     EVENT OF DEFAULT. Any event described in Section 7.1.

     FEDERAL FUNDS EFFECTIVE RATE. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of national recognized standing selected by the Agent.

     FUNDING LIABILITY (a) Any deposit which was used (or deemed by Section 2.2(c) to have been used) to fund any portion of the Advances subject to a LIBOR Pricing Option, and (b) any portion of the Advances subject to a LIBOR Pricing Option funded (or deemed by Section 2.2(c) to have been funded) with the proceeds of any such deposit.

     GUARANTEES. As applied to the Company and its Subsidiaries, all guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Company and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity.

     HAZARDOUS MATERIAL. Any substance (i) the presence of which requires or shall hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Company; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

     INDEBTEDNESS. As applied to the Company and its Subsidiaries, (i) all obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Company and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable and accrued expenses arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of the Company and its Subsidiaries, (v) all Guarantees, and (vi) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the Company or any of its Subsidiaries.

     INTEREST PERIOD. Shall mean with respect to each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan and ending one, two or three months thereafter, as the Company may request as provided in Section 2.2(c) hereof, PROVIDED, THAT:

          (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month;

          (c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date; and

          (d) notwithstanding clause (c) above, no Interest Period shall have a duration of less than thirty (30) days, and if any Interest Period applicable to any LIBOR

     Rate Loan would be for a shorter period, such Interest Period shall not be available hereunder.

     INTERNATIONAL ELIGIBLE ACCOUNTS RECEIVABLE. Eligible Accounts Receivable
(i) due and payable from account debtors located outside the United States or its territories and (ii) such account debtors have received and continue to hold a rating of no less than A1P1 from Standard & Poor or similar rating agency satisfactory to the Agent.

     INVESTMENT. As applied to the Company and its Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other person or entity, any loan, advance or extension of credit as an investment to, or contribution to the capital of, any other person or entity, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity, and the making of any commitment or acquisition of any option to make an Investment. Investment shall not include accounts receivable or similar extensions of credit arising in the ordinary course of business, advances or deposits for the purchase of goods or services arising in the ordinary course of business, advances for expenses or loans to employees, or securities received in connection with a workout or the bankruptcy reorganization of a customer.

     LEGAL REQUIREMENT. Any present or future requirement imposed upon the Banks or the Company by any law, statute, rule, regulation, directive, order, decree or guideline (or any interpretation thereof by courts or of administrative bodies) of the United States of America, or any jurisdiction in which any LIBOR Office is located or any state or political subdivision of any of the foregoing, or by any board, governmental or administrative agency, central bank or monetary authority of the United States of America, any jurisdiction in which any LIBOR Office is located, or any political subdivision of any of the foregoing. Any such law, statute, rule, regulation, directive, order, decree, guideline or interpretation imposed on the Bank not having the force of law shall be deemed to be a Legal Requirement for purposes of Section 2 if any of the Banks reasonably believe that compliance therewith is customary commercial practice.

     LIBOR OFFICE. Any such non-United States office or international banking facility of the Agent as the Agent may from time to time select.

     LIBOR PRICING OPTION. The option granted to the Company pursuant to Section 2.2(c) hereof to have interest on all or a portion of the Advances computed on the basis of the Applicable LIBOR Rate for an applicable Interest Period.

     LIBOR RATE. For any Interest Period for any LIBOR Rate Loan, the quotient of (i) the rate of interest determined by the Agent, at about 10:00 a.m. (Boston time) on the LIBOR Rate Fixing Day as being the rate at which deposits in U.S. dollars are offered to it by first-class banks in the London interbank market for deposit for such Interest Period in amounts comparable to the aggregate principal amount of LIBOR Rate Loans to which such Interest Period relates, divided by (ii) the difference between one (1) minus the Reserve Requirement (expressed as a decimal) applicable to that Interest Period. The LIBOR Rate shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.

     LIBOR RATE FIXING DAY. In the case of any LIBOR Rate Loan, the second Business Day preceding the Business Day on which an Interest Period begins.

     LIBOR RATE LOAN. Any Loan hereunder upon which interest will accrue on the basis of a formula including as a component thereof the LIBOR Rate. The expiration date of any LIBOR Rate Loan shall be the last day of the Interest Period applicable to such LIBOR Rate Loan.

     LOAN. A Revolving Loan made to the Company by the Banks pursuant to
Section II


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

of this Agreement, and "Loans" means all of such loans, collectively.

     LOAN DOCUMENTS. The Agreement, the Note, Subordination Agreement and any other documents executed in connection with this Agreement including, without limitation, the documents set forth in Section 3.1.

     MAXIMUM CREDIT. $25,000,000 or any lesser amount, including zero, resulting from termination or reduction of such amount in accordance with Section 2.3 or
Section 7.2.

     MAXIMUM EQUIPMENT CREDIT. $5,000,000, or any lesser amount, including zero, resulting from termination or reduction of such amount in accordance with
Section 2.3 or Section 7.2.

     MAXIMUM REVOLVING CREDIT. $20,000,000 or any lesser amount, including zero, resulting from a reduction or termination of such amount in accordance with
Section 2.3 or Section 7.2, PROVIDED, HOWEVER, the Maximum Credit shall not exceed $17,700,000 until such time as all obligations of the Company to Ando under the Loan Agreement dated as of July 20, 1994 between the Company and Ando, the subordinated promissory note dated as of July 20, 1994, in the original principal amount of $20,000,000 of the Company to Ando and all documents, agreements and instruments related thereto, are subordinated to the Obligations on terms acceptable to the Banks.

     NOTES. Promissory notes of the Company, substantially in the forms of EXHIBIT A hereto, evidencing the obligation of the Company to the Banks to repay the Loans.

     NOTICE OF BORROWING. See Section 2.2.

     OBLIGATIONS. Any and all obligations or liabilities (including, without limitation, Indebtedness) of the Company to the Banks (or their affiliates under the Equipment Lease Documents) of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money and any liabilities with respect to letters of credit.

     PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     PERMITTED ENCUMBRANCES. See Section 6.5.

     PERSON. Shall mean an individual, corporation, partnership, joint venture, association, estate, joint stock company, trust, organization, business, or a government or agency or political subdivision thereof.

     PLAN. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

     PRICING NOTICE. See Section 2.2(e).

     QUALIFIED INVESTMENTS. As applied to the Company and its Subsidiaries, investments in


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

(i) note, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments, accounts notes, and acceptances of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000; (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors (the "Rating Agencies"); (iv) floating rate notes rated not less than BAA1/BBB+ or better by the Rating Agencies; (v) Eurodollar time deposits; (vi) money market mutual funds that are regulated by Securities Exchange Commission Rule 2a-7; (vii) tax exempt municipal securities rated MIGI/SP1/A1 for fixed rate securities and VMIG1/A1 for variable rate securities;
(viii) medium term promissory notes that mature within one year of date of issuance; and (ix) any repurchase agreement secured by any one or more of the foregoing.

     REQUIRED BANKS. The Banks having at least 65% of the aggregate principal amount of the Loans outstanding or, if no Loans shall be outstanding, such Banks holding at least 65% of the aggregate Commitment Amount.

     RESERVE REQUIREMENT. The maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D of the Board of Governors of the Federal Reserve System on the Bank against "Euro-currency Liabilities" as defined in said Regulation D.

     REVOLVING LOAN. A loan made to the Company by the Banks pursuant to Section 2.1(a) hereof, and "Revolving Loans" shall mean all such Loans, collectively.

     SUBORDINATED DEBENTURES. Shall mean the 7   % Convertible Subordinated
Debentures due 2011 issued by the Company on April 25, 1986.

     SUBORDINATION AGREEMENT. The Subordination Agreement dated as of June 30, 1997, among the Company, Banks, Agent and Ando.

     SUBSIDIARY. Any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Company or a Subsidiary of the Company; or any other such organization the management of which is directly or indirectly controlled by the Company or a Subsidiary of the Company through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Company or any of its Subsidiaries has a 50% or more ownership interest.

     TAX. Any present or future tax, levy, duty, impost, deduction, withholding or other charges of whatever nature at any time required by any Legal Requirement (a) to be paid by the Banks or (b) to be withheld or deducted from any payment otherwise required hereby to be made to the Banks, in each case on or with respect to its obligations hereunder, the Advances, any payment in respect of the Obligations or any Funding Liability not included in the foregoing; PROVIDED, HOWEVER, that the term "Tax" shall not include taxes imposed upon or measured by the net income to the Banks (other than withholding taxes) or franchise taxes.

     TERMINATION DATE. July __, 1998.

     TRAILING CONSOLIDATED OPERATING CASH FLOW. Shall have the meaning set forth in Section 5.11.

     1.2 ACCOUNTING TERMS. All terms of an accounting character shall have the meanings assigned thereto by generally accepted accounting principles applied on a basis consistent with the financial statements referred to in Section 4.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.


                                   SECTION II
                                   ----------

                              DESCRIPTION OF CREDIT
                              ---------------------

     2.1  THE CREDITS

          (a) REVOLVING LOANS. Subject to the terms and conditions hereof, the Banks will make Loans to the Company, from time to time until the close of business on the Termination Date, in such sums as the Company may request, PROVIDED that the aggregate principal amount of all Loans at any one time outstanding hereunder (after giving effect to all amounts requested) shall not exceed (i) as to each Bank, the amount of each Bank's Commitment Amount, and
(ii) as to all of the Banks the lesser of (a) the Borrowing Base, or (b) the Maximum Revolving Credit. The Company may borrow, prepay pursuant to Section 2.9 and reborrow, from the date of this Agreement until the Termination Date, the full amount of the Commitment Amount or any lesser sum; provided, however, that the Bank shall have no obligation to make Loans during the occurrence of a Default or in the event the Company has not delivered a current Borrowing Base Report in accordance with Section 2.13.

          (b) EQUIPMENT FINANCING. Subject to the terms and conditions hereof, the Banks will make Equipment Funds available from time to time until close of business on the Termination Date, in such sums as the Company may request to acquire Approved Equipment, PROVIDED that the aggregate principal amount of all Equipment Funds at any one time outstanding hereunder (after giving effect to all amounts requested) shall not exceed (i) as to each Bank, the amount of each Bank's Commitment Amount, and (ii) as to all of the Banks, the Maximum Equipment Credit. The Equipment Funds will be used by the Agent or its affiliate to acquire Approved Equipment in the name of the Banks. The Company shall provide the Agent with five (5) Business Days written notice identifying in detail the equipment it desires to be deemed Approved Equipment and leased to the Company pursuant to the Equipment Lease Documents, including without limitation, type, size, location, purchase price. Once the Agent has designated such equipment as Approved Equipment, the Agent or its affiliate will use reasonable efforts to acquire such Approved Equipment, subject to the terms hereof, and lease it to the Company in accordance with the Equipment Lease Documents. The Agent, its affiliates or the Banks shall not be liable to Company for any failure or delay in obtaining any Approved Equipment or making delivery thereof. It being understood that the Banks will not own items of Approved Equipment or each lease transaction jointly. The Agent and/or its affiliate will use its best efforts to allocate ownership of each lease transaction among the Banks in accordance with each Bank's Commitment Percentage. Upon acquisition of the Approved Equipment, the Agent or its affiliate will lease such equipment to the Company pursuant to equipment leases, schedules and related documents reasonably satisfactory to the Agent (the "Equipment Lease Documents"). The Equipment Lease Documents shall include without limitation the following terms:

          (i)     Term: lesser of useful life of equipment or 36 months
          (ii)    Market rent
          (iii)   Delivery and return of equipment
          (iv)    Restrictions on sub-leasing
          (v)     Tax and general indemnities
          (vi)    Purchase options at fair market value
          (vii)   Customary representations, warranties and covenants
          (viii)  Defaults, cross-defaults, remedies

     2.2  NOTICE AND MANNER OF BORROWING OF LOANS

          (a) Whenever the Company desires to obtain a Loan the Company shall notify the Agent (which notice shall be irrevocable) no later than 12:00 noon Boston time the day on which the requested Loan is to be made either by facsimile or telephone. Such notice shall specify the effective date and amount of each Loan subject to the limitations set forth in Section 2.1. If notice is given under this paragraph, each such notification (a "NOTICE OF BORROWING") shall be immediately followed by a written confirmation thereof by the Company in substantially the form of EXHIBIT B hereto, PROVIDED that if such written confirmation differs in any material respect from the action taken by the Agent, the records of the Agent shall control absent manifest error.

     The Agent shall give the Banks notice of each Notice of Borrowing in accordance with the Agent's customary practice. The Company agrees to indemnify and hold the Agent and the Banks harmless for any action, including the making of any Loan hereunder, or loss or expense, taken or incurred by the Agent or Banks in good faith reliance upon any such request.

          (b) Subject to the terms and conditions hereof, each Bank shall make available at such times as may be agreed upon by such Bank and the Agent, at the office of the Agent set forth in Section 10.1 hereof in immediately available funds, such Bank's Commitment Percentage of each Loan. After Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Section III hereof the Agent will credit the amount of such funds to the Company's demand deposit account with the Agent.

          (c) Unless the Agent shall have received notice from a Bank prior to the date of any Loan that such Bank will not make available to the Agent such Bank's Commitment Percentage of such Loan, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with and as provided in this Section 2.2, and the Agent may, in reliance upon such assumption, (but shall have no obligation to) make available on such date a corresponding amount to the Company. If and to the extent any Bank shall not have made its Commitment Percentage of any Loan available to the Agent and the Agent shall have made available a corresponding amount to the Company, such Bank agrees to pay to the Agent forthwith on demand, and the Company agrees to repay to the Agent within three (3) Business Days after demand (but only after demand for payment has first been made to such Bank and such Bank has failed to make such payment), an amount equal to such corresponding amount together with interest thereon for each day from the date the Agent shall have made such amount available to the Company until the date such amount is paid or repaid to the Agent, at an interest rate equal to the interest rate applicable at the time to the Loans. If such Bank shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Bank's Loan for purposes of this Agreement. If the Company makes a repayment required by the foregoing provisions of this Section 2.2(c) and thereafter the applicable Bank or Banks make the payments to the Agent required by this Section 2.2(c), the Agent shall promptly refund the amount of the Company's payment.

          (d) The failure of any Bank to make any Loan shall not relieve any other Bank of its obligation, if any, hereunder to make its Commitment Percentage of such Loan on the date of such Loan, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank.

          (e) Subject to all the terms and conditions hereof, the Company may, by delivering a notice (a "PRICING NOTICE") to the Agent received prior to 12:00 noon Boston time on the date two Business Days prior to the commencement of the Interest Period selected in such Pricing Notice, elect to have all or a portion of the outstanding Advances, as the Company may specify in such Pricing Notice, accrue and bear daily interest during the Interest Period so selected at a per annum rate equal to the Applicable LIBOR Rate for such Interest Period; PROVIDED, HOWEVER, that any such election made with respect to the Advances shall be in an amount not less than $1,000,000 and increments of $500,000 thereafter and not more than five (5) LIBOR Rate Loans shall be in effect at any time. Interest on Loans bearing interest at the Applicable LIBOR Rate shall be paid for the applicable Interest Period on the last day of such Interest Period and when such Loan is due (whether at maturity, by reason of acceleration or otherwise). Each Pricing Notice shall be substantially in the form of EXHIBIT C attached hereto and shall specify: (i) the selection of a LIBOR Pricing Option or Alternative Base Rate; (ii) the effective date and amount of Advances subject to such LIBOR Pricing Option, subject to the limitations set forth herein; and (iii) the duration of the applicable Interest Period, if any. Each Pricing Notice shall be irrevocable. No election of a LIBOR Pricing Option shall become effective if, prior to the commencement of any such LIBOR Interest Period, the Agent determines that (a) the electing or granting of the LIBOR Pricing Option in question would violate a Legal Requirement, (b) deposits in an amount comparable to the principal amount of the Advances as to which such LIBOR Pricing Option has been elected and which have a term corresponding to the proposed LIBOR Interest Period are not readily available in the London inter-bank market or (c) by reason of circumstances affecting the London inter-bank market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed LIBOR Interest Period.

          (f) The Agent may fund any portion of the Advances subject to a LIBOR Pricing Option out of any funds available to the Agent. Regardless of the source of the funds actually used by the Agent to fund any portion of the Advances subject to a LIBOR Pricing Option, all amounts payable hereunder, including the interest rate applicable to any such portion of the Advances and the amounts payable under Sections 2.6 and 2.7, shall be computed as if the Agent had actually funded such portion of the Advances through the purchase of deposits in such amount of the type by which the LIBOR Rate was determined with a maturity the same as the applicable LIBOR Interest Period relating thereto and through the transfer of such deposits from an office of the Bank having the same location as the applicable LIBOR Office to one of the Agent's offices in the United States of America.

     2.3 COMMITMENT FEE. The Company shall pay to the Agent for the ratable benefit of the Banks during the Credit Period a commitment fee computed at the rate of two tenths of one percent (0.20%) per annum on the average daily amount of (i) the unborrowed portion of the Maximum Revolving Credit and (ii) the unused portion of the Maximum Equipment Credit, during each or portion thereof. Commitment fees shall be payable quarterly in arrears, on the first day of each March, June, September and December beginning June 1, 1997, and ending on the last day of the Credit Period. The Company may by thirty (30) days prior written notice to the Bank reduce the Maximum Revolving Credit or Maximum Equipment Credit at any time after 90 days from the date of this Agreement. Any such reduction shall be permanent.

     2.4  THE NOTE

          (a) The Loans shall be evidenced by the Notes, payable to the order of each Bank. Each Note shall be in the original amount of the applicable Bank's commitment percentage of the Maximum Credit. Each Note shall be dated on or before the date of the first Loan and shall have the blanks therein appropriately completed.

          (b) Each Bank shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of the Note or otherwise in its records appropriate notations evidencing the date and the amount of each Loan and the date and amount of each payment of principal made by the Company with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof. The Agent will provide the Company with a monthly statement of all Loans made to and payments by the Company and all interest charged on the Loans. Each Bank is hereby irrevocably authorized by the Company to attach to and make a part of the Note a continuation of any such schedule as and when required. No failure on the part of the Banks to make any notation as provided in this subsection (b) shall in any way affect any Loan or the rights or obligations of the Banks or the Company with respect thereto.

     2.5 INTEREST RATES AND PAYMENTS OF INTEREST. Subject to the terms of this Agreement relating to LIBOR Pricing Options, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Alternate Base Rate, which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable on the first day of each month, commencing August 1, 1997 and when such Loan is due (whether at maturity, by reason of acceleration or otherwise). The Agent may, and the Company hereby authorizes the Agent to, debit the amount of any payments not made by such time to the demand deposit account of the Company with the Agent.

     2.6 CERTAIN PROVISIONS RELATING TO LIBOR PRICING OPTION.

               (a) If any portion of the Advances subject to a LIBOR Pricing Option is repaid, or any LIBOR Pricing Option is terminated for any reason (including acceleration of maturity, but excluding a Legal Requirement not having the force of law), on a date which is prior to the last Business Day of the LIBOR Interest Period applicable to such LIBOR Pricing Option, the Company will pay to the Agent, in addition to any amounts of interest otherwise payable hereunder, an amount equal to the present value (calculated in accordance with this Section 2.6) of interest for the unexpired portion of such LIBOR Interest Period on the portion of the Loan so repaid, or as to which a LIBOR Pricing Option was so terminated, at a per annum rate equal to the excess, if any, of
(i) the LIBOR Rate applicable to such LIBOR Pricing Option MINUS (ii) the LIBOR Rate then applicable to a deemed LIBOR Interest Period having a maturity date approximating the last Business Day of such LIBOR Interest Period. The present value of such additional interest shall be calculated by discounting the amount of such interest for each day in the unexpired portion of such LIBOR Interest Period from such day to the date of such repayment or termination at a per annum interest rate equal to the interest rate determined pursuant to clause (ii) of the preceding sentence, and by adding all such amounts for all such days during such period. The determination by the Agent of such amount of interest shall, in the absence of manifest error, be conclusive. For purposes of this Section 2.6, if any portion of the Advances which was to have been subject to a LIBOR Pricing Option is not outstanding on the first day of the LIBOR Interest Period applicable to such LIBOR Pricing Option other than for reasons described in
Section 2.2(c), the Company shall be deemed to have terminated such LIBOR Pricing Option.

          (b) If any Legal Requirement shall prevent any of the Banks from funding or maintaining through the purchase of deposits in the London inter-bank market any portion of the Advances subject to a LIBOR Pricing Option or otherwise from giving effect to such Bank's obligations as contemplated by
Section 2.2(c), then not earlier than the latest day permitted by such Legal Requirement, (i) such Bank may by notice to the Company terminate all of the affected LIBOR Pricing Options, (ii) the portion of the Advances subject to such terminated LIBOR Pricing Options shall immediately be converted to Base Loans and (iii) the Company shall make any payment required by paragraph (a) above.

     2.7  CHANGES IN CIRCUMSTANCES; YIELD PROTECTION.

          (a) If any Legal Requirement shall (i) impose, modify, increase or deem applicable any insurance assessment, reserve, special deposit or similar requirement against any Funding Liability, (ii) impose, modify, increase or deem applicable any other requirement or condition with respect to any Funding Liability, or (iii) change the basis of taxation of Funding Liabilities (other than changes in the rate of taxes measured by the overall net income of any such
Bank) and the effect of any of the foregoing shall be to increase the cost to such Bank of issuing, making, funding or maintaining any portion of an Advance subject to a LIBOR Pricing Option, to reduce the amounts received or receivable by such Bank under this Agreement or to require such Bank to make any payment or forego any amounts otherwise payable to the Bank under this

Agreement (other than any Tax or any reserves that are included in computing the Reserve Requirement), such Bank may claim compensation from the Company under paragraph (e) below.

          (b) All payments of the Obligations shall be made without set-off or counterclaim and free and clear of any deductions, including deductions for Taxes, unless the Company is required by law to make such deductions. If (i) any of the Banks shall be subject to any Tax with respect to any payment of the Obligations or its obligations hereunder, or (ii) the Company shall be required to withhold or deduct any Tax on any payment of the Obligations, then such Bank may claim compensation from the Company under paragraph (e) below. Whenever Taxes must be withheld by the Company with respect to any payment of the Obligations, the Company shall promptly furnish to the Agent official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such Taxes so withheld. If the Company fails to pay any such Taxes when due or fails to remit to the Agent the required receipts evidencing payment of any such Taxes so withheld or deducted, the Company shall indemnify such Bank for any incremental Taxes and interest or penalties that may become payable by such Bank as a result of any such failure. In the event the Bank receives a refund of any Taxes for which it has received payment from the Company under this Section 2.7(b), such Bank shall promptly pay the amount of such refund to the Company, together with any interest thereon actually earned by such Bank.

          (c) If any of the Banks shall determine in good faith that compliance by such Bank with any change in Legal Requirements after the date hereof regarding capital adequacy of banks or bank holding companies has or would have the effect of reducing the rate of return on the capital of such Bank as a consequence of such Bank's commitment to make the extensions of credit contemplated hereby, to a level below that which such Bank could have achieved but for such compliance (taking into consideration the policies of such Bank with respect to capital adequacy immediately before such compliance and assuming that the capital of such Bank was fully utilized prior to any such compliance) by an amount deemed by such Bank to be material, then such Bank may claim compensation from the Company under paragraph (e) below.

          (d) If any of the Banks shall determine in good faith that (i) any change in any Legal Requirement (including any new Legal Requirement) after the date hereof shall directly or indirectly (A) reduce the amount of any sum received or receivable by such Bank with respect to an Advance or the return to be earned by such Bank on an Advance, (B) impose an additional cost on such Bank that is attributable to the making or maintaining of, or such Bank's commitment to make, its portion of an Advance or (C) require such Bank to make any payment on, or calculated by reference to, the gross amount of any amount received by such Bank under any of the Loan Documents (other than Taxes or income or franchise taxes), and (ii) such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the interest rate on the Advances, then such Bank may claim compensation from the Company under paragraph (e) below.

          (e) Within 15 days after the receipt by the Company of a certificate from any of the Banks setting forth why it is claiming compensation under this
Section 2.7 and computations (in reasonable detail) of the amount thereof, the Company shall pay to such Bank such additional amounts as such Bank sets forth in such certificate as sufficient fully to compensate it on account of the foregoing provisions of this Section 2.7, together with interest on such amount from the 15th day after receipt of such certificate until payment in full thereof at the Base Rate. The determination by such Bank of the amount to be paid to it and the basis for computation thereof hereunder shall be presumed correct unless rebutted by clear evidence. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

          (f) The Banks shall take such commercially reasonable steps as they may determine are not materially disadvantageous to it, including changing lending offices to the extent feasible, in order to reduce amounts otherwise payable by the Company to the Banks pursuant to this Section 2.7 or to make LIBOR Pricing Options available under Section 2.2. In addition, the Company shall not be responsible for costs
(i) under this Section 2.7 arising more than 90 days prior to receipt by the Company of the certificate from the Bank pursuant to this Section 2.7 or (ii) under Section 2.6 from the termination of LIBOR Pricing Options occurring more than 90 days prior to the demand by the Bank for payment under Section 2.6.

     2.8 CAPITAL REQUIREMENTS. If after the date hereof any of the Banks determines in good faith that (i) the adoption of or change in any law, rule, regulation or guideline of any applicable governmental authority regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by such Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank's or such holding company's capital as a consequence of such Bank's commitment to make Loans hereunder to a level below that which such Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Bank to be material, then such Bank shall notify the Company thereof. The Company agrees to pay to such Bank the amount of such reduction of capital as and when such reduction is determined, upon presentation by such Bank of a statement in the amount and setting forth such Bank's calculation thereof, which statement shall be presumed correct unless rebutted by clear evidence. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     2.9 PAYMENTS AND PREPAYMENTS OF THE LOANS. Loans outstanding in excess of the Borrowing Base or in excess of the Maximum Revolving Credit, shall be paid immediately without notice or demand. All Loans shall be paid without notice or demand on the Termination Date, or earlier as provided in Section 7.2 upon the occurrence of an Event of Default. Loans may be prepaid at any time, without premium or penalty, upon one Business Day's notice. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. No prepayment of the Loans during the Credit Period shall affect the Commitment Amount or impair the Company's right to borrow as set forth in
Section 2.1.

     2.10 METHOD OF PAYMENT. All payments and prepayments of principal and all payments of interest shall be made by the Company to the Agent at its head office in Boston, Massachusetts in immediately available funds, on or before 10:00 a.m. Boston time on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Agent may, and the Company hereby authorizes the Agent to, debit the amount of any payment not made by such time to the demand deposit account of the Company with the Agent.

     2.11 OVERDUE PAYMENTS. Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note shall bear interest from and including the due date thereof until paid at a rate per annum equal to 4% above the rate then applicable to Loans, which interest shall be payable on demand.

     2.12 COMPUTATION OF INTEREST AND FEES. Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment. For the purposes of computing interest, all payments will be credited to the Loans one

(1) Business Day after receipt by the Agent.

     2.13 BORROWING BASE REPORTS. The Company shall deliver a Borrowing Base Report and an aging report monthly prepared as of the close of business at the end of the preceding month within thirty (30) days after the end of such month; provided, however, that (i) the Borrowing Base Report shall only be delivered quarterly (thirty (30) days after the end of such quarter) if there are no outstanding Advances at the end of any month that is not at the end of a fiscal quarter and (ii) the Banks may require more frequent reports during the occurrence of a Default.

     2.14 AGENT'S FEE. The Company shall pay to the Agent on the Closing Date an agency fee as previously agreed. Such fee shall be fully earned upon the date due and shall not be pro rated in the event of a reduction in or termination of the Commitment Amount.

     2.15 FIELD AUDIT EXPENSES. The Company shall pay to the Agent on demand the Agent's customary fee for audit reviews by employees of the Agent (currently $350 per day plus out-of-pocket expenses); provided that, unless an Event of Default shall exist, the Company shall not be obligated to pay for more than one audit in any fiscal year of the Company.


                                   SECTION III
                                   -----------

                               CONDITIONS OF LOANS
                               -------------------

     3.1 CONDITIONS PRECEDENT TO INITIAL LOAN. The obligation of the Banks to make their initial Loans is subject to the condition precedent that the Agent shall have received, in form and substance satisfactory to the Agent and its counsel, the following:

          (a) this Agreement and the Notes, duly executed by the Company;

          (b) a certificate from a recording officer of the Company with respect to resolutions of the Board of Directors authorizing the execution and delivery of this Agreement and the other Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

          (c) the charter documents of the Company and all amendments and supplements thereof, filed in the office of the Secretary of State of Massachusetts, each certified by said Secretary of State as being a true and correct copy thereof;

          (d) the Bylaws of the Company and all amendments and supplements thereto, certified by a recording officer of the Company as being a true and correct copy thereof;

          (e) a certificate of the Secretary of State of Massachusetts, as to legal existence and good standing of the Company in such state;

          (f) the Subordination Agreement duly executed by the Company, the Banks, Agent and Ando;

          (g) an opinion addressed to the Agent and Banks from Joseph A. Hedal, General Counsel of the Company; and

          (h) such other documents, and completion of such other matters (including without limitation, due diligence review and completion of a field audit examination), as counsel for the Agent may deem necessary or appropriate.

     3.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Banks to make each Loan, including the initial Loan, is further subject to the following conditions:

          (a) timely receipt by the Agent of the Notice of Borrowing as provided in Section 2.2(a), the Pricing Notice as provided in Section 2.2(e), and a current Borrowing Base Report as provided in Section 2.13;

          (b) the representations and warranties contained in Section IV shall be true and accurate in all material respects on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date) and no Default shall have occurred and be continuing, or would result from such Loan;

          (c) the resolutions referred to in Section 3.1(b) shall remain in full force and effect; and

          (d) no change shall have occurred in any law or regulation or interpretation thereof that, in the reasonable opinion of counsel for the Agent, would make it illegal or against the policy of any governmental agency or authority for the Banks to make Loans hereunder and no material adverse change in the performance, prospects or ownership of the Company.

     The making of each Loan shall be deemed to be a representation and warranty by the Company on the date of the making or continuation of such Loan as to the accuracy of the facts referred to in subsection (b) of this Section 3.2.


                                   SECTION IV
                                   ----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     In order to induce the Banks and Agent to enter into this Agreement and for the Banks to make Loans and provide equipment financing hereunder, the Company represents and warrants to the Banks and Agent that:

     4.1 ORGANIZATION AND QUALIFICATION.. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except for such jurisdictions in which such failure to be so qualified will not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     4.2 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby are within the corporate power and authority of the Company and have been authorized by all necessary corporate proceedings, and do not and will not (a) require any consent or approval of the stockholders of the Company, (b) contravene any provision of the charter documents or by-laws of the Company or any law, rule or regulation applicable to the Company, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other material agreement, instrument, order or undertaking binding on the Company, or (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Company.

     4.3 VALID OBLIGATIONS. This Agreement and the other Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     4.4 CONSENTS OR APPROVALS. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.

     4.5 TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. Each of the Company and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances or those Encumbrances disclosed in EXHIBIT E hereto, and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole.

     4.6 FINANCIAL STATEMENTS. The Company has furnished the Bank its consolidated balance sheet as of July 31, 1996 and its consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by Arthur Andersen LLP. The Company has also furnished the Bank its consolidated balance sheet as of April 30, 1997 and its consolidated statements of income, changes in stockholders equity and cash flow for the fiscal period then ended, certified by the principal financial officer of the Company but subject, however, to the absence of footnotes and normal, recurring year-end adjustments that are not reasonably expected in the aggregate to be material in amount. All such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of such date and the results of the operations of the Company and its Subsidiaries on a consolidated basis for such period. There are no known liabilities, contingent or otherwise, not disclosed in such financial statements that involve a material amount.

     4.7 CHANGES. Since the date of the most recent financial statements referred to in Section 4.6, there have been no changes in the assets, liabilities, financial condition, or business of the Company or any of its Subsidiaries other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse to the Company and its Subsidiaries taken as a whole.

     4.8  DEFAULTS. As of the date of this Agreement, no Default exists.

     4.9 TAXES. The Company and each Subsidiary have filed all federal, state and other tax returns required to be filed by it, and all taxes, assessments and other governmental charges due from the Company and each Subsidiary have been fully paid except (i) for taxes, the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Company or its Subsidiary (as the case may be) with respect to which adequate reserves have been set aside on their books and (ii) to the extent failure to have filed any such return or paid any such amount will not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company has established on its books reserves adequate for the payment of all federal, state and other tax liabilities.

     4.10 LITIGATION. Except as set forth on EXHIBIT F hereto, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Company's or any

Subsidiary's officers, threatened, against the Company or any Subsidiary that, if adversely determined, would reasonably be expected to result in a material judgment not fully covered by insurance, to result in a forfeiture of all or any substantial part of the property of the Company and its Subsidiaries taken as a whole, or to otherwise have a material adverse effect on the assets, business or financial condition of the Company and its Subsidiaries taken as a whole.

     4.11 USE OF PROCEEDS. No portion of any Loan is to be used for the "purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended; and following the application of the proceeds of each Loan, the value of all "margin stock" of the Company will not exceed 25% of the value of the total assets of the Company.

     4.12 SUBSIDIARIES. As of the date of this Agreement, all the Subsidiaries of the Company are listed on EXHIBIT G hereto. The Company or a Subsidiary of the Company is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding stock of each Subsidiary, except as set forth on EXHIBIT G. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding, except as set forth on EXHIBIT G.

     4.13 INVESTMENT COMPANY ACT. Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

     4.14 COMPLIANCE WITH ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

     4.15 ENVIRONMENTAL MATTERS

          (a) The Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws to own and operate their respective businesses, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole.

          (b) Except as disclosed on EXHIBIT H, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed in writing and, to the Company's knowledge, no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Company or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any applicable Environmental Laws, including, without limitation, applicable Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials, except to the extent that such notice, complaint, penalty or investigation is not reasonably expected to result in the remediation of any property owned or used by the Company or any of its Subsidiaries costing in excess of $200,000 per occurrence or $500,000 in the aggregate.

          (c) Except as disclosed on EXHIBIT H, to the best of the Company's knowledge no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no property now or previously owned, leased or used by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

          (d) Except as disclosed on EXHIBIT H, to the best of the Company's knowledge, there are no liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by the Company or any of its Subsidiaries and no governmental actions have been taken or, to the best of the Company's knowledge are in process which could subject any of such properties to such liens or encumbrances or as a result of which the Company or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

          (e) Except as disclosed on EXHIBIT H, or as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries nor, to the best knowledge of the Company based upon inquiry of senior management of the Company, any previous owner, tenant, occupant or user of any property owned, leased or used by the Company or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance with all applicable Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with all applicable Environmental Laws; nor to the best knowledge of the Company have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of the Company, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with all applicable Environmental Laws.

          (f) The representations in foregoing subsections (b) through (e) are made only as of the date of this Agreement. The Company's disclosure requirement with respect to such matters in the future are subject INTER ALIA to subsections 5.1(j) and (k).


                                    SECTION V
                                    ---------

                              AFFIRMATIVE COVENANTS
                              ---------------------

     So long as the Banks have any commitment to lend hereunder or any Loan or other Obligation remains outstanding, the Company covenants as follows:

     5.1 FINANCIAL STATEMENTS AND OTHER REPORTING REQUIREMENTS. The Company shall furnish to the Agent (and to the Banks at the Agent's request):

          (a) as soon as available to the Company, but in any event within 90 days after the end of each of its fiscal years, a consolidated and consolidating balance sheet as of the end of, and a related consolidated and consolidating statement of income, changes in stockholders equity and cash flow for, such year, audited and certified by Arthur Andersen LLP (or other independent certified public accountants acceptable to the Banks) in the case of such consolidated statements, and certified by the chief financial officer in the case of such consolidating statements; and, concurrently with such financial statements, a copy of said certified public accountants management report and a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

          (b) in the event any Revolving Loans are outstanding, as soon as available to the Company, but in any event within thirty (30) days after the end of each of its fiscal months, a consolidated and consolidating balance sheet as of the end of, and a related consolidated and consolidating statement of income for, the period then ended, a detailed accounts receivable aging and Borrowing Base Report, each certified and prepared by the chief financial officer of the Company but subject, however, to the absence of footnote and normal, recurring year-end adjustments that are not reasonably expected in the aggregate to be material in amount;

          (c) within forty-five (45) days after the end of each of its fiscal quarters, a compliance certificate in substantially the form of EXHIBIT J hereto, a detailed accounts receivable aging report, a consolidated and consolidating balance sheet, and a statement of income and cash flow for such quarter, each certified on behalf of the Company by its chief financial officer;

          (d) within the time period set forth in Section 2.13, Borrowing Base Reports.

          (e) prior to the end of each fiscal year, projections for the next fiscal year prepared on a quarter-to-quarter basis indicating the Company's expected operating results, and capital expenditures (and five (5) days after the Company's Board of Directors approval, any change in such projections or related plan).

          (f) promptly after the receipt thereof by the Company, copies of any reports submitted to the Company by independent public accountants in connection with any interim review of the accounts of the Company made by such accountants;

          (g) promptly after the same are available, copies of all proxy statements, financial statements and reports as the Company shall send to its stockholders or, within five (5) days of filing, as the Company may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Company or its Subsidiaries;

          (h) if and when the Company gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

          (i) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

          (j) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries of which it has notice, the outcome of which would reasonably be expected to have a materially adverse effect on the assets, business or financial condition of the Company or the Company and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;

          (k) promptly upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material the outcome of which would reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto; and

          (l) from time to time, such other financial data and information about the Company or its Subsidiaries as the Agent may reasonably request.

     5.2 CONDUCT OF BUSINESS. The Company shall, and shall cause each of its Subsidiaries to:

          (a) duly observe and comply in all material respects with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business;

          (b) maintain its corporate existence; and

          (c) remain engaged substantially in the business of designing, manufacturing and servicing semiconductor test equipment and substantially related applications support and any business substantially related thereto.

     5.3 MAINTENANCE AND INSURANCE. The Company shall, and shall cause each of its Subsidiaries to, maintain its properties in good repair, working order and condition as required for the normal conduct of its business. Each of the Company and its Subsidiaries shall at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of the Company in the exercise of their reasonable judgment deem to be adequate. In the event of failure to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the amount thereof to the account of the Company or any of its Subsidiaries with the Agent. The Company shall furnish to the Agent certificates or other evidence satisfactory to the Agent of compliance with the foregoing insurance provisions.

     5.4 TAXES. The Company shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; PROVIDED that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles consistently applied.

     5.5 INSPECTION BY THE AGENT. The Company shall permit the Agent or its designees, at any reasonable time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to
(i) visit and inspect the properties of the Company and its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of the Company and its Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with their appropriate officers, employees and accountants. In handling such information the Agent shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to Section 5.1 except that disclosure of such information may be made (i) to the subsidiaries or affiliates of the Agent in connection with their present or prospective business relations with the Company, (ii) to prospective transferees or purchasers of an interest in the Loans, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of the Agent.

     5.6 MAINTENANCE OF BOOKS AND RECORDS. The Company shall, and shall cause each of its Subsidiaries to, keep adequate books and records of account, in which true and complete entries will be made reflecting in all material respects all of its business and financial transactions, and such entries will be made in accordance with generally accepted accounting principles consistently applied and applicable law.

     5.7 BANK ACCOUNTS. The Company shall maintain the Agent as its primary depository for its operating, concentration and disbursement accounts.

     5.8 PROFITABILITY. The Company (i) shall not have a Consolidated Net Deficit for two consecutive fiscal quarters at the end of any quarter, (ii) shall not have a Consolidated Net Deficit for any quarter greater than $5,000,000 at the end of any such quarter and (iii) shall earn Consolidated Net Income of at least $1 for each fiscal year commencing with the fiscal year ending July 31, 1998.

     5.9 CONSOLIDATED QUICK RATIO. The Company and its Subsidiaries shall not permit the ratio of Consolidated Quick Assets to Consolidated Current Liabilities to be less than 1.75-to-1 as at the end of any fiscal quarter.

     5.10 CONSOLIDATED TOTAL LIABILITIES TO CONSOLIDATED TANGIBLE NET WORTH RATIO. The Company and its Subsidiaries shall not permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth to be greater than 0.60-to-1 as at the end of any fiscal quarter.

     5.11 TRAILING CONSOLIDATED OPERATING CASH FLOW TO ROLLING CONSOLIDATED TOTAL DEBT SERVICE. The ratio of Trailing Consolidated Operating Cash Flow to Rolling Consolidated Total Debt Service shall not be less than: (i) .15 for each of the fourth quarter of fiscal year 1997 and first quarter of fiscal year 1998;
(ii) .25 for the second quarter of fiscal year 1998; (iii) .35 for the third quarter of fiscal year 1998; and (iv) .50 for the fourth quarter of fiscal year 1998.

     Trailing Consolidated Operating Cash Flow shall be calculated by adding the current fiscal quarter's Consolidated Operating Cash Flow to the three prior consecutive quarters' Consolidated Operating Cash Flow; provided, however, that
(i) with respect to the fourth quarter of fiscal year 1997, Trailing Consolidated Operating Cash Flow shall be calculated by annualizing the third and fourth quarters of fiscal year 1997; and (ii) with respect to the first quarter of fiscal year 1998, Trailing Consolidated Operating Cash Flow shall be calculated by annualizing the third and fourth quarters of fiscal year 1997 and the first quarter of fiscal year 1998. Rolling Consolidated Total Debt Service shall mean the projected Consolidated Total Debt Service for the next four consecutive fiscal quarters following the applicable quarter.

     5.12 FURTHER ASSURANCES. At any time and from time to time the Company shall, and shall cause each of its Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent to effect the purposes of this Agreement and the Note.


                                   SECTION VI
                                   ----------

                               NEGATIVE COVENANTS
                               ------------------

     So long as the Banks have any commitment to lend hereunder or any Loan or other Obligation remains outstanding, the Company covenants as follows:

     6.1 INDEBTEDNESS. Neither the Company nor any of its Subsidiaries shall create, incur, assume, pay, guarantee or be or remain liable with respect to any Indebtedness other than the following:

          (a) Indebtedness of the Company or any of its Subsidiaries to the Banks or any of their affiliates;

          (b) Indebtedness existing as of the date of this Agreement and disclosed on EXHIBIT E hereto or in the financial statements referred to in
Section 4.6;

          (c) Indebtedness secured by Permitted Encumbrances;

          (d) Indebtedness that is subordinate to the Obligations on terms acceptable to the Agent including without limitation such subordinated Indebtedness for acquisitions permitted under Section 6.6 hereof; and

          (e) other Indebtedness of the Company in an aggregate outstanding principal amount not exceeding $5,000,000.

     6.2 CONTINGENT LIABILITIES. Neither the Company nor any of its Subsidiaries shall create, incur, assume, guarantee or remain liable with respect to any Guarantees other than the following:

          (a) Guarantees in favor of the Banks or any of their affiliates;

          (b) Guarantees existing on the date of this Agreement and disclosed on EXHIBIT E hereto or in the financial statements referred to in Section 4.6;

          (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

          (d) Guarantees with respect to surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) not exceeding in the aggregate at any time $1,000,000; and

          (e) Guarantees of trade debt relating to the acquisition of goods and supplies arising in the ordinary course of business.

     6.3 CAPITAL LEASES. Neither the Company nor any of its Subsidiaries shall during any fiscal year enter into any capital leases of real or personal property as lessee, except as permitted by Section 6.9.

     6.4 SALE AND LEASEBACK. Neither the Company nor any of its Subsidiaries shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Company or any such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, except
(i) in connection with use of Equipment Funds and (ii) any such arrangements where the property transferred does not exceed $5,000,000 of value in the aggregate for all of such arrangements at any time outstanding.

     6.5 ENCUMBRANCES. Neither the Company nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("ENCUMBRANCES"), or assign or otherwise convey any right to receive income, including the sale, discount or factoring of accounts receivable with or without recourse, except the following ("PERMITTED ENCUMBRANCES"):

          (a) Encumbrances in favor of the Banks;

          (b) Encumbrances existing as of the date of this Agreement and disclosed in EXHIBIT E hereto;

          (c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

          (d) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under worker's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation, mechanics', laborers and materialmen's, processor's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

          (e) judgment liens that shall not have been in existence for a period longer than 60 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 60 days after the expiration of such stay;

          (f) rights of lessors under capital leases;

          (g) Encumbrances in respect of any obligations under purchase money security interests for tangible property used in its business that at any time shall not exceed $3,000,000, PROVIDED that any such Encumbrances shall not extend to property and assets of the Company or any such Subsidiary not financed by such a purchase money obligation;

          (h) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business;

          (i) Encumbrances on its property or assets created in connection with the refinancing of Indebtedness secured by Permitted Encumbrances on such property, PROVIDED that the amount of Indebtedness secured by any such Encumbrance shall not be increased as a result of such refinancing and no such Encumbrance shall extend to property and assets of the Company or any such Subsidiary not encumbered prior to any such refinancing;

          (j) liens on life insurance policies to secure borrowings from the issuer thereof against the cash surrender value of such policies;

          (k) factoring arrangements with the Banks;

          (l) assignments of accounts receivable to reputable collection agencies for collection on behalf of the Company, provided the invoice amount of such accounts receivable does not to exceed $2,000,000 in the aggregate at any time and, provided further, such accounts receivable are more than 90 days past the invoice date and the Company has used diligent efforts to collect the same; and

          (m) other Encumbrances approved in writing by the Banks.

     6.6 MERGER; CONSOLIDATION; SALE OR LEASE OF ASSETS. Neither the Company nor any of its Subsidiaries shall sell, lease or otherwise dispose of assets or properties (other than in the ordinary course of business); or liquidate, merge or consolidate into or with any other person or entity, PROVIDED that if no Default has occurred and is continuing or would result from any of the following, (A) any Subsidiary of the Company may merge or consolidate into or with (i) the Company, if the Company is the surviving company, or (ii) any other wholly-owned Subsidiary of the Company and (B) the Company may acquire assets, stock and properties not to exceed $15,000,000 per acquisition or $25,000,000 in the aggregate without the prior written consent of the Banks.

     6.7 ADDITIONAL STOCK ISSUANCE. The Company shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Company. Neither the Company nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except (i) to the Company or any of its wholly-owned Subsidiaries, or (ii) in connection with a transaction permitted by Section 6.6.

     6.8 EQUITY DISTRIBUTIONS. The Company shall not (i) pay or declare any dividend on any class of its stock or make any other distribution on account of any class of its stock and (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock, except as set forth on EXHIBIT I.

     6.9 CAPITAL EXPENDITURES. Neither the Company nor any of its Subsidiaries shall purchase or agree to purchase, or incur any obligations (including rental obligations arising under capital leases) for any equipment or other property constituting fixed assets in excess of $15,000,000 in the aggregate per year. For purposes of computing this limitation, the total amount of the rental obligations incurred under a capital lease shall be considered a capital expenditure.

     6.10 INVESTMENTS. Neither the Company nor any of its Subsidiaries shall make or maintain any Investments other than (i) existing Investments in Subsidiaries, (ii) Qualified Investments and (iii) Investments for acquisitions permitted under Section 6.6 hereof.

     6.11 ERISA. Neither the Company nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Company or any of its Subsidiaries pursuant to Section 4068 of ERISA.

     6.12 TRANSACTIONS WITH AFFILIATES. Neither the Company nor any of its Subsidiaries shall enter into a transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except the Company and its Subsidiaries may pay salaries, fees and bonuses, grant stock options, make advances in the ordinary course of business, issue shares under employee stock purchase plans and other forms of compensation to its directors, officers and employees as are usual and customary in the Borrower's or its Subsidiaries' business.

     6.13 AMENDMENT TO DEBT DOCUMENTS. The Company shall not at any time while this Agreement is in effect modify or amend any terms of the Subordinated Debentures, its obligations to Ando under the Loan Agreement dated July 20, 1994 by and between Ando and the Company, the $20,000,000 promissory note issued in connection therewith and any related documents, agreements or instruments or any obligations in excess of $500,000 for borrowed monies or any documents, agreements or instruments executed in connection therewith.


                                   SECTION VII
                                   -----------

                                    DEFAULTS
                                    --------

     7.1 EVENTS OF DEFAULT. There shall be an Event of Default hereunder if any of the following events occurs:

          (a) the Company shall fail to pay when due (i) any amount of principal of any Loans, or (ii) any amount of interest thereon or any fees or expenses payable hereunder or under the Notes within five days of the due date therefor; or

          (b) The Company shall fail to perform any term, covenant or agreement contained in Sections 5.1, 5.5, 5.8 through 5.11, 6.1 through 6.11 or 6.13; or

          (c) the Company shall fail to perform any term, covenant or agreement contained in this Agreement (other than the Sections enumerated in Section 7.1(b) above) and such default shall continue for 30 days after written notice thereof has been sent to the Company by the Agent; or

          (d) any representation or warranty of the Company made in this Agreement or in the Note or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

          (e) the Company fails to perform any term covenant or agreement contained in any Equipment Lease Document or any document or agreement executed in connection therewith; or

          (f) the Company or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligations owing to Ando or any other Indebtedness in excess of $100,000, the result of which failure is to cause such Indebtedness to become due prior to its stated maturity or is declared to be due, (i) for borrowed monies or advances (including without limitation any obligations under the Subordinated Debentures), (ii) for the use of real or personal property, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, or (iii) relating to such use of real or personal property; or

          (g) the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any voluntary case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

          (h) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 90 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Company or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Company or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Company or such Subsidiary and shall continue unstayed and in effect for any period of 90 days; or

          (i) a judgment or order for the payment of money shall be entered against the Company or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Company or such Subsidiary, that in the aggregate exceeds $500,000 in value and such judgment, order, warrant or process shall continue undischarged or unstayed for 90 days; or

          (j) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing where the termination is reasonably expected to result in acceleration of a liability of the Company in excess of $100,000; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Company and such proceedings shall not have been dismissed within 90 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated.

     7.2 REMEDIES. Upon the occurrence of an Event of Default, at any time thereafter while such Event of Default is continuing, the Agent may, and upon the request of the Required Banks, shall proceed to protect and enforce the rights of the Agent and the Banks by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant or condition contained in this Agreement or any other Loan Document or in any instrument delivered to the Agent or the Banks pursuant hereto or thereto, or in aid of the exercise of any power granted in this Agreement, any Loan Document or any such instrument, and (unless there shall have occurred an Event of Default described in subsections 7.1(g) and (h), in which case the unpaid balance of all Obligations shall automatically become due and payable without notice demand) by notice in writing to the Company declare all or any part of the unpaid balance of the Obligations then outstanding to be forthwith due and payable, whereupon such unpaid balance or part thereof shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the Agent may proceed to enforce payment of such balance or part thereof in such manner as it may elect, and the Agent and each Bank may offset and apply toward the payment of such balance or part thereof any Indebtedness of it to the Company, or to any obligor on the Obligations, including any Indebtedness represented by deposits in any general or special account maintained with the Agent or any Bank.

     7.3 DISTRIBUTION OF PROCEEDS. Notwithstanding anything to the contrary contained herein, in the event that following the occurrence or during the continuance of any Event of Default, the Agent or any Bank receives any monies on account of the Obligations from the Company or otherwise, such monies shall be distributed for application as follows:

          (a) First, to the payment of or the reimbursement of, the Agent for or in respect of all costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, or in connection with the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent and/or the Banks under this Agreement or any other Loan Documents;

          (b) Second, to the payment of all interest, including interest on overdue amounts, and late charges, then due and payable with respect to the Loans;

          (c) Third, to the payment of the outstanding principal balance of the Loans, allocated among the Banks in proportion to their respective shares of the Loans then outstanding;

          (d) Fourth, to any other outstanding Obligations, allocated among the Banks in proportion to their respective interests in such Obligations; and

          (e) Fifth, the excess, if any, shall be returned to the Company or to such other persons as are entitled thereto.


                                  SECTION VIII
                                  ------------

                     CONSENTS; AMENDMENTS; WAIVERS; REMEDIES
                     ---------------------------------------

     8.1 CONSENTS; AMENDMENTS; WAIVERS; REMEDIES. Except as otherwise expressly set forth in any particular provision of this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Company of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Company and the Required Banks; provided, however, that without the written consent of such Banks as hold 100% of the aggregate principal amount of the Loans hereunder (or, if no Loans have been made, such Banks having 100% of the Commitments hereunder):

          (a) no reduction in the principal of, or the interest rates on, or any fees relating to, the Loans shall be made;

          (b) no extension or postponement of the stated time of payment of the principal amount of, interest on, or fees relating to the Loans shall be made;

          (c) no increase in the amount of the Maximum Credit, or extension of the term of the Credit Period beyond those provided for hereunder and no extension of the maturity dates or termination of the Loans shall be made;

          (d) no change in the definition of the term "Required Banks" shall be made; and

          (e) no change in the language of this Article VIII shall be made.

No delay or omission on the Agent's or any Bank's part in exercising its rights and remedies against the Company or any other interested party shall constitute a waiver. The waiver of the Company's breach in one or more instances shall not constitute or otherwise be an implicit waiver of subsequent breaches. To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive (i) all presentments, demands for performance, notices of nonperformance, protests, notices of protest and notices of dishonor in connection with any of the Indebtedness evidenced by the Note,
(ii) any requirement of diligence or promptness on the Agent's or any Bank's part in the enforcement of its rights under the provisions of this Agreement or any Loan Document, and (iii) except for such notices as are specifically required under this Agreement, any and all notices of every kind and description which may be required to be given by any statute or rule of law with respect to its liability (A) under this Agreement or in respect of the Indebtedness evidenced by the Note or any other Obligation, or (B) under any other Loan Document. No course of dealing between the Company and the Agent or any Bank shall operate as a waiver of any of the Agent's or any Bank's rights under this Agreement or any Loan Document or with respect to any of the Obligations. The Agent's and the Banks rights and remedies under this Agreement and under all subsequent agreements between the Agent, the Banks, or the Company shall be cumulative and any rights and remedies expressly set forth herein shall be in addition to, and not in limitation of, any other rights and remedies which may be available to the Agent and the Banks in law or at equity.


                                   SECTION IX
                                   ----------

                                    THE AGENT
                                    ---------

     9.1 APPOINTMENT OF AGENT. Each Bank by becoming a party to this Agreement does hereby appoint, and consent to the appointment of, the Agent as agent for the ratable benefit of the Banks hereunder. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and in related documents delegated to the Agent, together with such powers as are reasonably incidental thereto.

     9.2 EXERCISE OF POWERS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement. The Agent may utilize the services of such persons as the Agent in its sole discretion may reasonably determine is necessary, and all reasonable fees and expenses of any such persons shall be paid by the Company.

     9.3 NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee of any such person, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     9.4 RESPONSIBILITIES. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, or any instrument at any time constituting, or intended to constitute, collateral security for the Loans, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Loans, or for any recitals or statements, warranties or representations herein or made in any certificate or instrument hereafter furnished to it by or on behalf of the Company, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Loans. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Company or any holder of any of the Loans shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness or financial condition of the Company or any of its Subsidiaries and each Bank represents and warrants to the Agent that it has made its own independent evaluation of the creditworthiness of the Company and its Subsidiaries and has a not relied upon the Agent or any material or information furnished by the Agent in making such evaluation.

     9.5 DIRECTION BY COURT. If, in the opinion of the Agent, the distribution of any amount received by it in such capacity hereunder might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. With respect to obligations of the Company hereunder, a payment to the Agent shall be deemed to be payment to the Banks.

     9.6 TREATMENT OF PAYEES. The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

     9.7 AGENT AS BANK. In its individual capacity, BankBoston, N.A. shall have the same obligations and the same rights, powers and privileges in respect to its Commitment Amount and the Loans made by it hereunder, as it would have were it not also the Agent.

     9.8 SHARING OF COSTS AND EXPENSES. To the extent not paid by the Company, each Bank agrees to pay its proportionate share of all costs and expenses incurred by the Agent in its capacity as Agent hereunder, in accordance with the respective Commitment Amounts of the Banks hereunder. The costs and expenses to be shared by the Banks pursuant to this Section 9.8 shall not include any costs or expenses incurred by the Agent as an individual Bank in connection with the Loans made by it.


                                    SECTION X
                                    ---------

                                  MISCELLANEOUS
                                  -------------

     10.1 NOTICES. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, two (2) Business Days after deposited in the mails postage prepaid, when sent by telex, answerback received, or electronic facsimile transmission, or one (1) Business Day after delivery to the telegraph company or overnight courier, addressed to such party at its address indicated below:

     If to the Company, at

              LTX Corporation
              5 Rosemont Road
              Westwood, MA  02090
              Attention:  Chief Financial Officer
              Facsimile:   617-329-8836

     If to the Agent, at

              BankBoston, N.A.
              100 Federal Street
              Boston, MA  02110
              Attention:  Stephen C. Buzzell
              Facsimile:  617-434-0819


     If to the Banks, at

              Silicon Valley Bank
              40 William Street
              Suite 350
              Wellesley, MA  02181
              Attention:  Mark Pasculano
              Facsimile:   617/431-9906

              BankBoston, N.A.
              100 Federal Street
              Boston, MA  02110
              Attention:  Stephen C. Buzzell
              Facsimile:  617-434-0819

or at any other address specified by such party in writing.

     10.2 EXPENSES. The Company will pay on demand all expenses of the Agent in connection with the preparation, waiver or amendment of this Agreement, the Note or other Loan Documents, or the administration, default or collection of the Loans or other Obligations or in connection with the Agent's and Banks' exercise, preservation or enforcement of any of its rights, remedies or options thereunder, including, without limitation, reasonable fees of outside legal counsel or reasonable allocated costs of in-house legal counsel, reasonable accounting, consulting, brokerage or other similar professional fees or expenses reasonably incurred, and any reasonable fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the Obligations or any collateral therefor, and the amount of all such expenses shall bear interest at the rate applicable to principal hereunder (including any default rate) from a date thirty (30) days after the date of invoice to the Company.

     10.3 SET-OFF. Regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of any Bank or any of their branch offices to the Company may, at any time and from time to time during the continuation of an Event of Default hereunder, to the extent permitted by law, without notice to the Company or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived to the extent permitted by law) be set off, appropriated, and applied by such Bank against any and all obligations of the Company to the Bank in such manner as the head office of such Bank or any of its branch offices in its sole discretion may determine regardless of the adequacy of other Collateral. The Agent will endeavor to provide notice to the Company after any setoff; however, failure to provide such notice shall not be deemed a breach of this agreement by the Banks or Agent, diminish and rights or remedies of the Banks or Agent under the Loan Documents (including without limitation their rights of setoff) or waive and requirements or obligations of the Company under the Loan Documents.

     10.4 TERM OF AGREEMENT. This Agreement shall continue in force and effect so long as any Bank has any commitment to make Loans hereunder or any Loan or any Obligation shall be outstanding.

     10.5 NO WAIVERS. No failure or delay by the Agent or Banks in exercising any right, power or privilege hereunder or under the Notes or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the Notes provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

     10.6 GOVERNING LAW. This Agreement and the Notes shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

     10.7 AMENDMENTS. Neither this Agreement nor the Notes nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Agent, the Banks and, in the case of amendments, the Company.

     10.8 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns; PROVIDED that the Company may not assign or transfer its rights or obligations hereunder. The Banks may sell, transfer or grant participations in the Notes without the prior written consent of the Company, and the Company agrees that any participant shall be entitled to the rights provided in Section 10.3 to the same extent as if such participant were a Bank hereunder; provided that notwithstanding any such participation, the Company may, for all purposes of this Agreement, treat the Banks as the person entitled to exercise all rights hereunder and under the Notes and to receive all payments with respect thereto. Notwithstanding the foregoing, absent an existing Event of Default, each of the Banks agrees to retain at least a 20% Commitment Percentage, exclusive of any participation it may have granted or transferred.

     10.9 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

     10.10 PARTIAL INVALIDITY. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

     10.11 CAPTIONS. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

     10.12 WAIVER OF JURY TRIAL. THE AGENT, BANKS AND THE COMPANY AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE AGENT, BANKS AND THE COMPANY, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE AGENT, BANKS NOR THE COMPANY HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     10.13 ENTIRE AGREEMENT. This Agreement, the Notes and the documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

                                  [End of Text]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       LTX CORPORATION


                                       By:
                                          --------------------------------------
                                          Title:


                                       BANKBOSTON, N.A.


                                       By:
                                          --------------------------------------
                                          Title:


                                       SILICON VALLEY BANK


                                       By:
                                          --------------------------------------
                                          Title:


                                       BANKBOSTON, N.A., as Agent


                                       By:
                                          --------------------------------------
                                          Title:

                                    EXHIBIT A
                                    ---------


                                 LTX CORPORATION

                                 PROMISSORY NOTE


$8,000,000                                                 Boston, Massachusetts
                                                           June __, 1997


     For value received, the undersigned hereby promises to pay to BankBoston, N.A. (the "Bank"), or order, at the head office of the Bank at 100 Federal Street, Boston, Massachusetts, the principal amount of Eight Million Dollars ($8,000,000) or such lesser amount as shall equal the principal amount of the Loans outstanding hereunder on June __, 1998 (the "Termination Date") in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal balance hereof from time to time outstanding, at said office and in like money and funds, (i) in the case of a Base Rate Loan, at a rate per annum which shall at all times equal the Alternate Base Rate and (ii) in the case of a LIBOR Rate Loan, at a rate per annum equal to the Applicable LIBOR Rate. Except as otherwise set forth in the Credit Agreement with respect to Applicable Libor Rate Loans, interest shall be payable in arrears on the first day of each month beginning on August 1, 1997 and when the principal balance hereof is due (whether at maturity, by reason of acceleration or otherwise).

     The terms "Loans", "Alternate Base Rate" and "Base Rate" shall have the meanings set forth in the Agreement referred to below. The rate of interest shall vary from time to time as the Alternate Base Rate varies, and any change in the rate of interest will become effective on the effective date of a change in the Base Rate. The term "Applicable LIBOR Rate" shall have the meaning set forth in the Agreement referred to below. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

     Overdue payments of principal (whether at stated maturity, by acceleration or otherwise), and, to the extent permitted by law, overdue interest, shall bear interest, at a rate per annum equal to four percent (4%) above the rate that would otherwise be applicable to principal hereunder. Nothing in the preceding sentence shall affect the rights of the Bank or Agent (as defined in the Agreement) to exercise any of their rights and remedies provided in the Agreement (as defined below) if an Event of Default (as defined in the Agreement) has occurred.

     This Note is issued pursuant to, and entitled to the benefits of, and is subject to, the provisions of a certain Credit Agreement dated as of June __, 1997 by and between the undersigned, the Agent and the Banks (herein, as the same may from time to time be amended or extended, referred to as the "Agreement"), but neither this reference to the Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the undersigned maker of this Note to pay the principal of and interest on this Note as herein provided.

     In case an Event of Default (as defined in the Agreement) shall occur, and be continuing, the aggregate unpaid principal of and accrued interest on this Note shall become or may be declared to be due and payable in the manner and with the effect provided in the Agreement.

     The undersigned may at its option prepay all or any part of the principal of this Note before maturity upon the terms provided in the Agreement.

     The undersigned maker hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     THE BANK AND THE UNDERSIGNED MAKER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS NOTE, THE AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANK AND THE UNDERSIGNED MAKER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANK NOR THE UNDERSIGNED MAKER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

WITNESS:                                LTX CORPORATION


                                        By:
----------------------------------         -------------------------------------
                                           Title:

                          SCHEDULE I TO PROMISSORY NOTE

                  AMOUNT
                    OF                      AMOUNT               NOTATION
DATE               LOAN                      PAID                MADE BY
----               ----                      ----                -------

                                    EXHIBIT B
                                    ---------


                                 LTX CORPORATION



BankBoston, N.A.
100 Federal Street
Boston, MA 02110

     Re:  Credit Agreement Dated as
          of June __, 1997 (the "Agreement")

Ladies and Gentlemen:

     Pursuant to Section 2.2(a) of the Agreement the undersigned hereby confirms its request made on ____________, 19__ for a Loan in the amount of $__________ on ____________, 199__.

     The representations and warranties contained or referred to in Section IV of the Agreement are true and accurate in all material respects on and as of the effective date of the Loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default has occurred and is continuing or will result from the Loan.

                                       LTX CORPORATION


                                       ----------------------------------------
                                       Title:




-----------------------------------
Date

                                    EXHIBIT C
                                    ---------

                             FORM OF PRICING NOTICE
                             ----------------------


                             ________________, 199_



BankBoston, N.A.
100 Federal Street
Boston, MA 02110


     Re:  CREDIT AGREEMENT DATED AS OF JUNE   , 1997 (THE "AGREEMENT")

Ladies and Gentlemen:

     Pursuant to Section 2.2(e) of the Agreement, the undersigned hereby confirms its request made on _______________, for a [LIBOR Rate] [Alternative Base Rate] Loan in the amount of $__________ comprising all or a portion of the outstanding Advances, effective __________.

     The Interest Period applicable to said LIBOR Rate Loan will be [ONE, TWO OR THREE months.]

     Said LIBOR Rate Loan represents a [CONVERSION/CONTINUATION] of the [ALTERNATE BASE] [LIBOR] Rate Loan in the same amount made on __________.


                                       LTX CORPORATION


                                       By:
                                           -------------------------------------
                                           Name:

                                    EXHIBIT D
                                    ---------

                              BORROWING BASE REPORT
                              ---------------------

                                    EXHIBIT E
                                    ---------


                           INDEBTEDNESS; ENCUMBRANCES
                           --------------------------

                         [TO BE PROVIDED BY THE COMPANY]

                                    EXHIBIT F
                                    ---------

                                   LITIGATION
                                   ----------

                         [TO BE PROVIDED BY THE COMPANY]

                                    EXHIBIT G
                                    ---------

                            SUBSIDIARIES, STOCK, ETC.
                            -------------------------

                         [TO BE PROVIDED BY THE COMPANY]

                                    EXHIBIT H
                                    ---------

                              ENVIRONMENTAL ISSUES
                              --------------------

                         [To be provided by the Company]

                                    EXHIBIT I
                                    ---------

                               RESTRICTED PAYMENTS
                               -------------------

                                    EXHIBIT J
                                    ---------

                                 LTX CORPORATION

                        REPORT OF CHIEF FINANCIAL OFFICER

         LTX CORPORATION (the "Company") HEREBY CERTIFIES that:

     This Report is furnished pursuant to Section 5.1(c) of the Credit Agreement dated as of June __, 1997 by and among the Company, BankBoston, N.A. and Silicon Valley Bank (the "Agreement"). Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Agreement.

     As required by Section 5.1 of the Agreement, consolidated financial statements of the Company and its Subsidiaries for the [YEAR/MONTH/QUARTER] ended ____________, 19__ (the "Financial Statements") prepared in accordance with generally accepted accounting principles consistently applied accompany this Report. The Financial Statements present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations of the Company and its Subsidiaries for the period covered thereby (subject to the absence of footnote and normal recurring year-end adjustments).

     The figures set forth in Schedule A for determining compliance by the Company with the financial covenants contained in the Agreement and the borrowing base computations set forth in Schedule B are true and complete in all material respects as of the date hereof.

     The activities of the Company and its Subsidiaries during the period covered by the Financial Statements have been reviewed by the Chief Financial Officer or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the Chief Financial Officer, and as of the date of this Report, no Default has occurred.*

     WITNESS my hand this _____ day of _____________, 19__.

                                       LTX CORPORATION


                                       By:
                                          --------------------------------------
                                          Title:



-------------

     * If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Company has taken, is taking, or proposes to take with respect thereto.

                                                                  SCHEDULE A
                                                                      to
                                                                   EXHIBIT J
                                                                   ---------

                               FINANCIAL COVENANTS
                               -------------------


PROFITABILITY (SECTION 5.8)
---------------------------

REQUIRED:                                        $
                                                 ================

ACTUAL:                                          $
                                                 ================




CONSOLIDATED QUICK RATIO (SECTION 5.9)
--------------------------------------

REQUIRED:                                                             1.75-to-1

ACTUAL:

Ratio of Consolidated Total Liabilities to Consolidated Tangible
NET WORTH (SECTION 5.10)
----------------------------------------------------------------

REQUIRED:                                                              .60-to-1
                                                                       =========



ACTUAL:

TRAILING CONSOLIDATED OPERATING CASH FLOW COVERAGE TO ROLLING
-------------------------------------------------------------
CONSOLIDATED TOTAL DEBT SERVICE  (SECTION 5.11)
-------------------------------  --------------

REQUIRED:
                                                ================

ACTUAL:
                                                ================

                                    EXHIBIT K
                                    ---------

                             (Applicable LIBOR RATE)



The ratio of Trading
Consolidated Operating Cash
Flow to Rolling Consolidated                            LIBOR
TOTAL DEBT SERVICE = X                                  RATE PLUS
----------------------                                  ---------

X<2.0                                                   200 bps
2.0<=4.0<4.0                                            175 bps
4.0<=X<5.0                                              150 bps
X=>5.0                                                  125 bps

     WITNESS my hand this _____ day of __________, 19__.




                                       LTX CORPORATION


                                       By:
                                          --------------------------------------
                                       Title: